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                                                                    Exhibit 10.3

MEMORANDUM

To:      Stewart E. Allen

From:    G. John Krediet

Date:    October 2, 1997

Re:      Compensation

The purpose of this memo is to document your compensation starting January '98 through the year 2000. Your base pay will be C$300,000 per annum adjusted for inflation in January '99 and 2000.

Your annual bonus will be calculated as follows:

{3x(current year OCF - preceding year OCF) - Cap. EX.}x1.6%=Bonus

This is a continuation of the same formula that we used in preceding years. For calculation purposes transactions closing prior to May 1 of any year will be included in that year's bonus calculation, while transactions closing after that date will be included in the following year bonus calculation.

The Company will also pay you C$40,000 in January '98 to compensate you for your loss on your house in Nova Scotia. Your housing allowance currently in effect will terminate on December 31st of this year.

A major change in our business may result in us having to adjust this package.

Stew I am very pleased that we were able to put a long term compensation plan together since I have always enjoyed working with you and now we will have the opportunity to go forward into the new millennium.